Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. Omitted information is indicated by [***].

DATED 21 October 2026

BETWEEN

TADAA TECHNOLOGIES SDN BHD
[Registration No. 201701019994 (1234159-A)]

(“Company”)

AND

TECHCOM VINTAGE SDN BHD
[Registration No. 202501023091 (1624504-P)]

(“Developer”)

SOFTWARE DEVELOPMENT AGREEMENT

THIS AGREEMENT is made on the day and year stated in Section 1 of the First Schedule

(“the Date of Agreement”).

BETWEEN

The party whose name and particulars are stipulated in Section 2 of the First Schedule (“the Company”) of the one part;

AND

The party whose name and particulars are stipulated in Section 3 of the First Schedule (“the Developer”) of the other part.

The Company and the Developer are hereinafter individually referred to as “the Party” and collectively referred to as “the Parties”.

RECITALS:

A.	The Developer is in the business of, amongst others, technology services, software and platform development, systems integration, radio-frequency identification (“RFID”) and Internet-of-Things integration, geolocation and telematics solutions, data analytics and artificial intelligence solutions, and turnkey solutions in various aspect including customisation and related digital solution.

B.	The Company wishes to engage the Developer to design, develop, integrate, test, deploy and deliver a centralised fertilizer subsidy traceability and AI agriculture intelligence ecosystem known as the Government Smart Fertilizer Traceability & AI Agriculture Intelligence Programme, as more particularly described in the Third Schedule (“the Platform”), and the Developer has agreed to perform the Services on and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual rights and obligations hereunder, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions shall have the meanings ascribed to them below unless the context otherwise requires:

“Acceptance Certificate”	means a written certificate issued by the Company confirming that a Phase has passed the Acceptance Test in accordance with Clause 5;

“Acceptance Criteria”	means, in respect of each Phase, the delivery of the Deliverables for that Phase set out in the Third Schedule together with the objective acceptance criteria and thresholds set out in the Acceptance Matrix;

“Acceptance Test”	means the tests of the Software and/or Deliverables to be carried out under Clause 5, including UAT;

“Acceptance Matrix”	means the acceptance matrix setting out the objective acceptance criteria and thresholds for each Phase, prepared by the Developer and approved in writing by the Company;

“Agreement”	means this Software Development Agreement, including its Schedules and Appendices, as amended from time to time;

“AI Components”	means all components of the Platform that use machine learning, large language models, retrieval-augmented generation, computer vision, image inference or other artificial intelligence techniques, including the components described in Phase 4 of the Third Schedule;

“Background IP”	means any Intellectual Property Rights owned by or licensed to the Developer before the Effective Date, or developed by the Developer independently of this Agreement, which are incorporated into or required for the use, operation, maintenance or modification of the Software or Deliverables;

“Business Day”	means a day, other than a Saturday, Sunday or public holiday, on which licensed banks are open for general banking business in Selangor, Malaysia and in the City of New York;

“Change Request”	has the meaning ascribed to it in Clause 4.6.1;

“Company Data”	means all data and information, including Personal Data, farmer, entitlement, allocation, order, inventory, transaction, custody, location, telematics, crop, image, weather and analytics data, which is provided by or on behalf of the Company or any Government Stakeholder, or which is created, collected, generated or processed by or through the Platform;

“Confidential Information”	has the meaning ascribed to it in Clause 12.1;

“Deliverables”	means all software, modules, components, Source Code, object code, configurations, databases, data models, APIs, interfaces, designs, prototypes, documentation, reports, specifications, plans, Hardware and all other items to be delivered by the Developer to the Company under this Agreement, including those set out in the Third Schedule;

“Developer Personnel”	means all employees, officers, agents, consultants and approved subcontractors of the Developer engaged in the performance of the Services;

“Effective Date”	means the date stipulated in Section 4 of the First Schedule;

“Event of Force Majeure”	has the meaning ascribed to it in Clause 19.1;

“Final Acceptance”	means the issuance by the Company of the Acceptance Certificate for the Final Integration and Handover Phase;

“Government Stakeholders”	means the government ministries, departments, agencies and statutory bodies which participate in, administer, fund or use the Platform or the subsidy programmes supported by it;

“Hardware”	means the RFID tags, labels, fixed and handheld RFID readers, antennas, printers, encoders, QR scanners, mobile devices, GPS and telematics devices and all other equipment specified in the Approved Bill of Materials;

“Intellectual Property Rights”	means patents, copyright, rights in software and Source Code, database rights, design rights, trade marks, trade secrets, know-how and all other intellectual property rights, whether registered or unregistered, in any part of the world;

“Mobilisation Payment”	means the payment described as Milestone 1 in Paragraph 1 of Section 2 of the Second Schedule;

“Personal Data”	means personal data and sensitive personal data as defined in the Personal Data Protection Act 2010 [Act 709], as amended from time to time, and any equivalent information protected under any other applicable data protection law;

“Phase”	means each of Phase 1, Phase 2, Phase 3, Phase 4 and the Final Integration and Handover Phase, each as described in the Third Schedule;

“Phase Completion Date”	means, in respect of each Phase, the date by which that Phase is to be completed and accepted as set out in the Implementation Timeline and Phase Completion Dates in the Third Schedule, as may be extended only in accordance with this Agreement;

“Post-Delivery Support Period”	has the meaning ascribed to it in Clause 7.1;

“Phase Value”	means, in respect of each Phase, the amount payable upon the issuance of the acceptance certificate for that Phase as set out in Paragraph 1 of Section 2 of the Second Schedule;

“Services”	means all services to be performed by the Developer under this Agreement, including those described in Clause 4 and the Third Schedule;

“Software”	means the Platform and all software, modules, components, applications, portals, APIs, middleware, databases, AI Components, configurations and Source Code designed, developed, integrated or delivered by the Developer under this Agreement;

“Software Development Fees”	means the aggregate amount as stipulated in Section 1 of the Second Schedule;

“Source Code”	means the human-readable form of the Software, together with all build scripts, configuration files, infrastructure-as-code, deployment pipelines, database scripts, comments, technical documentation and other materials necessary to enable a reasonably skilled programmer to understand, maintain, modify, compile and deploy the Software;

“Third-Party Components”	means all third-party software, software licences, cloud hosting and data centre services, AI model and inference services, map and geolocation services, weather data subscriptions, SMS and notification gateways, telematics services and other third-party products or services incorporated into or required for the operation of the Platform;

“UAT”	means user acceptance testing.

1.2	Save to the extent that the context or the express provisions of this Agreement otherwise require:

(a)	words importing the singular include the plural and vice versa;

(b)	the terms “hereof”, “herein”, “hereby” and “hereto” and similar words refer to this Agreement as a whole and not to any particular clause, schedule or subdivision;

(c)	a reference to a “clause” or “schedule” is to a clause of or schedule to this Agreement;

(d)	the words “include” and “including” shall be construed “without limitation” or “but not limited” whether or not they are followed by such phrases or words of like part;

(e)	a reference to any statute or statutory provision includes that statute or provision as amended, modified or re-enacted from time to time, and any subsidiary legislation made under it;

(f)	a reference to this Agreement or any other document is a reference to it as amended, varied or supplemented from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms;

(g)	headings are for convenience only and shall not affect interpretation;

(h)	a reference to a person includes its successors and permitted assigns;

(i)	no rule of construction shall apply to the disadvantage of a Party on the basis that such Party prepared this Agreement or any part of it;

(j)	a reference to a number of days is a reference to calendar days unless Business Days are specified;

(k)	a reference to a “month” is to a calendar month calculated from the Effective Date; and

(l)	each of the schedule and the appendices hereto shall form an integral part of this Agreement.

1.3	The Recitals and the Schedules and Appendices form an integral part of this Agreement.

1.4	In the event of conflict or inconsistency, the following order of precedence shall apply:
(a) the Clauses; (b) the Schedules; (c) the Appendices; and (d) any document approved by the Company under this Agreement.

1.5	The technical and commercial proposal submitted by the Developer in respect of the Platform shall not form part of this Agreement save to the extent expressly reproduced in the Third Schedule. Any assumption, exclusion, qualification or condition contained in such proposal and not expressly reproduced in this Agreement shall be of no effect.

2.	APPOINTMENT

2.1	The Company hereby agrees to engage the Developer, and the Developer hereby agrees to perform the Services subject to the terms and conditions of this Agreement.

2.2	The Developer acknowledges that the Company has entered into this Agreement in reliance on the Developer’s skill, expertise and the representations made by the Developer, and that the Company intends to operate the Platform in support of subsidy programmes administered by the Government Stakeholders.

3.	TERM

3.1	Notwithstanding the Date of Agreement, this Agreement shall commence on the Effective Date and shall continue for the period stated in Section 5 of the First Schedule (“the Term”), unless earlier terminated in accordance with this Agreement.

3.2	Throughout the Term, each Party shall perform its respective obligations under this Agreement and shall do all acts reasonably necessary for the successful performance of this Agreement.

4.	SCOPE OF SERVICES

4.1	Subject to the terms and conditions of this Agreement, the Developer shall design, develop, integrate, implement, test, deploy and deliver to the Company:

(a)	the Software including the specifications and Deliverables in accordance with Third Schedule;

(b)	a fully integrated Platform connecting factory production and packing, warehouse stock, government allocation and ordering, transport operations, receiving outlets and eligible farmers, together with the AI Components and management analytics;

(c)	all Hardware and Third-Party Components (if any) required for the Platform; and

(d)	all documentation, including technical documentation, API documentation, system and database architecture documentation, security documentation, operations runbooks, deployment guides, user manuals, administrator manuals and training materials.

4.2	The Developer shall deliver each Phase and its Deliverables in accordance with the Implementation Timeline and Phase Completion Date set out in the Third Schedule and shall complete each Phase, and achieve the issuance of the relevant Acceptance Certificate, on or before the relevant Phase Completion Date.

4.3	The Developer shall apply an agile delivery methodology comprising discovery and planning, UI/UX design, sprint development, quality assurance and testing, UAT, deployment, training and go-live support for each Phase, subject always to the phase gates and Acceptance Criteria under this Agreement.

4.4	In the performance of the Services, the Developer shall, in a competent, diligent and professional manner and in accordance with good industry practice:

(a)	maintain the Software and Deliverables in operable and proper condition in accordance with the approved specifications;

(b)	provide updates to the Software and Deliverables, together with notification and training in respect of such updates;

(c)	provide advice, know-how and guidance relating to the operation, administration and use of the Platform;

(d)	provide technical support by telephone, electronic means and remote access in respect of the Software;

(e)	allocate at least two (2) representatives, at the Developer’s cost, to provide additional training on the installation, implementation and use of the Software upon the Company’s request;

(f)	respond to enquiries concerning the Software and provide solutions promptly;

(g)	securely store and back up all data and records of the Software and Deliverables and furnish such data and records to the Company upon request;

(h)	notify the Company immediately upon discovery of any error, defect, bug, security vulnerability or problem in the Software or Deliverables; and

(i)	furnish patches and fixes which have been tested by the Developer and approved by the Company before incorporation into the Software or Deliverables.

4.5	Project Governance

4.5.1	The Developer shall comply with the project governance framework approved in writing by the Company in Phase 1.

4.5.2	The Developer shall submit to the Company weekly written progress reports identifying progress against the approved schedule, risks, assumptions, issues, dependencies, defects and any anticipated delay, together with the proposed mitigation.

4.6	Change Request

4.6.1	Either Party may request a change to the scope, specifications, Deliverables, timelines or any other aspect of the Services by submitting a written request to the other Party setting out in reasonable detail the nature of, and the reasons for, the proposed change (“Change Request”).

4.6.2	Within five (5) Business Days of receipt of a Change Request from the Company, the Developer shall provide the Company with a written assessment of the impact of the proposed change on the Software Development Fees, the Phase Completion Dates, the Deliverables and any other material aspect of this Agreement (“Impact Assessment”). Any proposed adjustment to the Software Development Fees shall be supported by a reasonable cost breakdown.

4.6.3	Upon receipt of a Change Request from the Developer, the Company shall notify the Developer in writing of its acceptance or rejection within ten (10) Business Days of receipt.

4.6.4	No Change Request shall be effective, and the Developer shall not commence any work in relation to a proposed change, unless and until the Change Request and the corresponding Impact Assessment have been approved in writing by the Company.

4.6.5	Upon approval in writing by the Company, the Change Request shall form part of this Agreement and the Parties shall perform their obligations in accordance with it.

4.6.6	The Developer shall not be entitled to any additional fees, costs, expenses or extension of time in respect of any change which has not been the subject of a Change Request approved in writing by the Company under this Clause 4.6.

4.6.7	The Developer shall not be entitled to submit a Change Request, or to claim any additional fee or extension of time, in respect of any work, Hardware or Third-Party Component which is reasonably necessary to deliver the Platform in accordance with the Third Schedule and the Acceptance Criteria, whether or not such item is expressly described in this Agreement.

5.	TESTING AND ACCEPTANCE

5.1	Each Phase shall be subject to a separate Acceptance Test conducted in accordance with the acceptance test plan and the Acceptance Criteria approved in writing by the Company.

5.2	Upon completion of each Phase, the Developer shall notify the Company in writing and shall make available all test evidence, Deliverables and Source Code for that Phase. The Developer shall conduct the Acceptance Test together with the Company. The results of the Acceptance Test shall be verified and acknowledged in writing by the Company.

5.3	The Company shall notify the Developer of its acceptance or rejection of a Phase within five (5) Business Days after the later of the completion of the Acceptance Test and the Developer’s delivery of all test evidence. Where the Company fails to respond within such period, the relevant Phase shall be deemed not accepted and the Developer shall promptly request the Company to schedule a further testing session.

5.4	Where a Phase fails to satisfy the Acceptance Criteria, the Company shall notify the Developer of the failure and the Developer shall, at its own cost, rectify all defects and resubmit the Phase for repeat Acceptance Test within ten (10) Business Days or such other period as the Company may specify.

5.5	Where a Phase fails the Acceptance Test on three (3) occasions, the Company may, at its sole election:

(a)	permit a further period for rectification, without prejudice to its rights in respect of Liquidated Damages;

(b)	accept the Phase subject to a reduction of the Phase Value reasonably determined by the Company to reflect the non-conformity; or

(c)	terminate this Agreement under Clause 18.1.

5.6	Acceptance shall occur only upon the issuance of an Acceptance Certificate. No payment, use of any Deliverable in a pilot or production environment, or other conduct of the Company shall constitute acceptance, or a waiver of any right of the Company in respect of any defect.

5.7	The issuance of an Acceptance Certificate shall not relieve the Developer of its warranty, support and other obligations under this Agreement in respect of the accepted Phase.

6.	SERVICE LEVELS

6.1	The Developer shall be responsible for the ongoing update, configuration and customisation of the Software and Deliverables throughout the Term.

6.2	Where the Software or any Deliverable fails to perform in accordance with this Agreement during the Term, the Company shall notify the Developer in accordance with Clause 23, and the Developer shall:

(a)	acknowledge the notification within four (4) hours during Business Days;

(b)	resolve any critical issue, being an issue which renders the Platform or any material function of it inoperable, or which results in the loss, corruption or unauthorised disclosure of Company Data, within twenty-four (24) hours of notification;

(c)	resolve any high-severity issue, being an issue which materially impairs a function of the Platform without rendering it inoperable, within three (3) Business Days of notification; and

(d)	resolve any other issue within ten (10) Business Days of notification.

6.3	Where the Developer fails to meet the service levels in Clause 6.2 on three (3) or more occasions in any period of thirty (30) days, or fails to resolve a critical issue within twenty-four (24) hours of notification, such failure shall constitute a material breach of this Agreement and the Company shall be entitled, without prejudice to its other rights, to engage a third party to remedy the issue and to recover the reasonable cost of doing so from the Developer or set off such cost against any amount payable to the Developer.

7.	POST-DELIVERY SUPPORT AND WARRANTY

7.1	Upon the issuance of the Acceptance Certificate for each Phase, the Developer shall provide support and warranty services in respect of that Phase for a period of ninety (90) days from the date of such Acceptance Certificate, and in respect of the integrated Platform for a period of ninety (90) days from Final Acceptance (each, a “Post-Delivery Support Period”).

7.2	During each Post-Delivery Support Period, the Developer shall, at its own cost:

(a)	rectify all defects, errors and bugs in the Deliverables of the relevant Phase or the integrated Platform;

(b)	provide patches, updates and fixes necessary to maintain the proper functioning of the Deliverables;

(c)	respond to all support requests from the Company within four (4) hours during Business Days; and

(d)	resolve critical issues within twenty-four (24) hours of notification.

7.3	The Developer warrants that, for each Post-Delivery Support Period, the Software and Deliverables shall perform materially in accordance with the approved specifications and the Acceptance Criteria.

7.4	The obligations under this Clause 7 are in addition to and without prejudice to any other rights or remedies of the Company under this Agreement or at law.

8.	INDEPENDENT CONTRACTOR

8.1	The Developer is an independent contractor. Neither Party shall act as agent for or partner of the other Party, and the Developer Personnel shall not be deemed employees of the Company. Neither Party shall enter into any agreement with any third party on behalf of the other Party.

8.2	Each Party shall be responsible for the withholding and payment of all taxes, payroll levies, statutory contributions and employee benefits attributable to its own employees and agents.

9.	SOFTWARE DEVELOPMENT FEES AND PAYMENT

9.1	In consideration of the due performance by the Developer of its obligations under this Agreement, the Company shall pay the Developer the Software Development Fees stipulated in Section 1 of the Second Schedule in the manner and at the times stipulated in Section 2 of the Second Schedule.

9.2	The Software Development Fees are fixed and inclusive of all costs and expenses of the Developer in performing the Services, including the cost of Hardware, Third-Party Components, travel, accommodation, site visits, Developer Personnel and subcontractors. The Software Development Fees shall not be varied save by a Change Request approved in writing by the Company in accordance with Clause 4.6.

9.3	The Developer shall issue a valid invoice for each payment milestone only after the relevant payment condition in the Second Schedule has been satisfied. The Company shall pay each undisputed invoice within seven (7) days of receipt. Where the Company disputes any part of an invoice in good faith, it shall pay the undisputed portion and notify the Developer of the disputed portion, and the Parties shall resolve the dispute in accordance with Clause 20.

9.4	The Company may deduct and set off from any amount payable to the Developer any Liquidated Damages, refund, cost, indemnity or other amount due from the Developer to the Company under this Agreement.

9.5	Taxes

9.5.1	Each Party shall be responsible for all taxes, duties and charges imposed on it by any competent tax authority in Malaysia or elsewhere in connection with this Agreement, save as provided in this Clause 9.5.

9.5.2	The Software Development Fees are inclusive of Malaysian sales and service tax (“SST”).

9.5.3	Where the Company is required by applicable law to deduct or withhold any tax from any payment to the Developer, the Company may make such deduction or withholding and shall pay the amount deducted or withheld to the relevant tax authority. The Company shall provide the Developer with evidence of such payment. The Company shall have no obligation to gross up any payment.

9.5.4	Where a Party is required to reimburse the other Party for any cost or expense, the amount reimbursed shall be calculated net of any input tax credit to which the Party seeking reimbursement is entitled.

9.5.5	Each Party shall notify the other Party if it ceases to be registered under any applicable tax legislation.

10.	INTELLECTUAL PROPERTY AND SOURCE CODE

10.1	All Intellectual Property Rights in and to the Software, the Deliverables, the Source Code, the documentation and all other materials developed, created or produced by or on behalf of the Developer under this Agreement shall vest absolutely and exclusively in the Company upon creation, free from any encumbrance, lien, claim, demand, objection or action of any third party.

10.2	The Developer hereby assigns to the Company, by way of present assignment of present and future rights, all rights, title and interest, including all Intellectual Property Rights, in and to the Software, the Deliverables and all materials developed under this Agreement. The Developer shall execute all documents and do all acts reasonably required by the Company to give effect to this assignment.

10.3	The Developer hereby grants to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive and transferable licence, with the right to grant sublicences to its affiliates, the Government Stakeholders and any service provider engaged by the Company, to use, copy, modify, maintain, adapt and integrate the Background IP to the extent necessary for the full use, operation, maintenance, enhancement and support of the Software and the Deliverables. The Developer shall identify all Background IP in writing before its incorporation into the Software.

10.4	The Developer shall waive, and shall procure that all Developer Personnel waive, to the extent permitted by law, all moral rights in the Software and the Deliverables.

10.5	The Developer shall maintain all Source Code in a version-controlled repository owned and controlled by the Company. The Developer shall commit all Source Code to such repository not less than weekly and upon completion of each Phase, together with all build instructions and deployment scripts. The delivery of complete and current Source Code shall be a condition of the issuance of each Acceptance Certificate.

10.6	The Developer shall not use, reproduce, modify, distribute or create derivative works from the Software or any part thereof for any purpose other than the performance of its obligations under this Agreement, without the prior written consent of the Company.

10.7	The Developer warrants that the Software, the Deliverables and the Hardware, and their use by the Company, the Government Stakeholders and their respective users, do not and shall not infringe the Intellectual Property Rights of any third party. Where any claim of infringement is made or, in the Company’s reasonable opinion, is likely to be made, the Developer shall, at its own cost and at the Company’s election:

(a)	procure the right for the Company to continue using the affected item;

(b)	modify or replace the affected item so that it becomes non-infringing without any diminution in functionality or performance; or

(c)	where neither (a) nor (b) is achievable within a reasonable period, refund all Software Development Fees paid in respect of the affected item and of any other Deliverable which cannot reasonably be used without it, without prejudice to the Developer’s obligations under Clause 14.

11.	PERSONAL DATA PROTECTION

11.1	In processing Personal Data under this Agreement, the Developer shall act solely on behalf of and on the documented instructions of the Company, and shall process Personal Data only for the purpose of performing this Agreement.

11.2	The Developer shall comply with the Personal Data Protection Act 2010 [Act 709], as amended from time to time, and all other applicable data protection laws, and shall not act or omit to act in any manner which would cause the Company to be in breach of its obligations under such laws.

11.3	The Developer shall not cause, permit or allow any Personal Data to be copied, duplicated, transcribed, processed, sold, disclosed or used by any other person without the prior written consent of the Company, and shall not appoint any sub-processor without such consent.

11.4	The Developer shall implement and maintain appropriate technical and organisational measures to protect Personal Data against unauthorised or unlawful processing and against accidental loss, destruction or damage, consistent with good industry practice and applicable law.

11.5	The Developer shall ensure that the Platform implements the consent notices, privacy notices, location-tracking disclosures and data access controls approved by the Company, including in respect of farmers, drivers, transporters and outlet users.

11.6	The Developer shall ensure that the Developer Personnel observe the confidentiality of Personal Data, and shall notify the Company of any unauthorised possession, use or disclosure of Personal Data, providing full details and all cooperation reasonably required, including in any proceedings against third parties.

11.7	The Developer shall assist the Company in responding to requests from data subjects and in complying with any obligation to notify any regulator or data subject of a personal data breach.

11.8	Upon termination or expiry of this Agreement, or upon the Company’s earlier request, the Developer shall, at the Company’s option, return or securely destroy all Personal Data and Company Data in its possession or control and certify such return or destruction in writing within fourteen (14) days.

12.	CONFIDENTIALITY

12.1	“Confidential Information” means all information disclosed by or on behalf of a Party to the other Party, or obtained by the other Party, in connection with this Agreement, whether before or after the Date of Agreement and in whatever form, including the terms of this Agreement, Company Data, Personal Data, the Source Code, business, operational, technical, financial and government-related information, and all information which a reasonable person would regard as confidential.

12.2	Each Party shall use the other Party’s Confidential Information solely for the purpose of this Agreement, keep it in strict confidence and not disclose it to any person, save to its directors, officers, employees, professional advisers and approved subcontractors who need to know such information for the purpose of this Agreement and who are bound by obligations of confidentiality no less protective than this Clause 12.

12.3	This Clause 12 shall not apply to information which:

(a)	is or becomes publicly available other than through a breach of this Agreement;

(b)	was lawfully in the possession of the receiving Party free of any obligation of confidence before its disclosure; or

(c)	is lawfully received from a third party free of any obligation of confidence.

12.4	A Party may disclose Confidential Information to the extent required by law, by any court or governmental, regulatory or supervisory authority, or by the rules of any stock exchange on which its securities or those of its affiliates are listed, provided that, where lawful and practicable, it gives the other Party prior written notice of such disclosure. The Company may disclose Confidential Information, including the Deliverables, to the Government Stakeholders.

12.5	The Developer shall not make any public announcement or publicity concerning this Agreement, the Platform, the Company or the Government Stakeholders without the prior written consent of the Company.

12.6	The obligations in this Clause 12 shall survive the termination or expiry of this Agreement for a period of five (5) years, save that obligations relating to Personal Data, Company Data, Source Code and trade secrets shall survive indefinitely.

13.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

13.1	Each Party represents, warrants and undertakes to the other Party that:

(a)	it is duly incorporated under the laws of its place of incorporation and has full power and authority to own its assets and carry on its business;

(b)	it has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	all necessary corporate resolutions and authorisations to enter into and perform this Agreement have been duly obtained;

(d)	its entry into and performance of this Agreement do not breach any law or contract applicable to it;

(e)	this Agreement constitutes legal, valid and binding obligations enforceable against it in accordance with its terms; and

(f)	the person signing this Agreement on its behalf has been duly authorised to do so.

13.2	The Developer further represents, warrants and undertakes to the Company that:

(a)	it possesses all requisite expertise, experience, qualifications, licences and authorisations to perform the Services;

(b)	it has in place, and shall maintain throughout the Term, a competent and qualified team of sufficient size to perform the Services in accordance with this Agreement;

(c)	the Services shall be performed with all due skill, care and diligence and in accordance with good industry practice;

(d)	it is in a position to vest in the Company all Intellectual Property Rights in the Software and the Deliverables free from any objection, claim or demand of any person;

(e)	its performance of the Services shall not breach any agreement or instrument binding on it;

(f)	the provision of the Services, the Software and the Deliverables shall comply with the laws of Malaysia and of any other country in which the Company or its affiliates carry on business;

(g)	the Software shall be free from viruses, malware, trojans, backdoors, time bombs, undisclosed remote access mechanisms and other harmful code;

(h)	all Third-Party Components are duly licensed for use by the Company in accordance with this Agreement, and the Developer shall provide evidence of such licences upon request;

(i)	the Software and the Deliverables shall conform to the approved specifications and the Acceptance Criteria; and

(j)	all information provided by the Developer to the Company in connection with this Agreement, including its proposal, is true, accurate and not misleading.

14.	INDEMNITY

14.1	The Developer shall indemnify and keep indemnified the Company, its affiliates and their respective directors, officers and employees in full from and against all losses, liabilities, damages, costs (including legal costs on a full indemnity basis), claims, actions, proceedings, penalties, fines and demands which any of them may suffer or incur in any jurisdiction arising out of or in connection with:

(a)	any breach of this Agreement by the Developer;

(b)	any negligent, wilful or fraudulent act or omission of the Developer or the Developer Personnel;

(c)	any claim that the Software, the Deliverables or the Hardware infringe the Intellectual Property Rights of any third party; and

(d)	any action or proceeding taken by any governmental or regulatory authority arising from the acts or omissions of the Developer or the Developer Personnel.

14.2	The Company shall indemnify the Developer from and against all losses, liabilities, damages and costs which the Developer may suffer or incur arising directly from any material breach of this Agreement by the Company, subject to Clause 16.

15.	LIQUIDATED DAMAGES

15.1	Where the Developer fails to complete any Phase and obtain the relevant Acceptance Certificate on or before the relevant Phase Completion Date (each, a “Delay”), the Developer shall pay the Company liquidated damages at the rate of two per cent (2%) of the Phase Value of the delayed Phase for each week or part thereof from the Phase Completion Date until the date of issuance of the relevant Acceptance Certificate (“Liquidated Damages”).

15.2	The aggregate Liquidated Damages payable in respect of any single Phase shall not exceed ten per cent (10%) of the Phase Value of that Phase.

15.3	Where the aggregate Liquidated Damages in respect of any Phase reach the limit in Clause 15.2, the Company may, in addition to recovering the Liquidated Damages accrued, terminate this Agreement under Clause 18.1.

15.4	The Parties acknowledge that the Company has a legitimate interest in the timely delivery of the Platform, including in view of its commitments to the Government Stakeholders, and that the Liquidated Damages represent a genuine pre-estimate of the loss likely to be suffered by the Company as a result of a Delay and are not a penalty.

15.5	The payment of Liquidated Damages shall be without prejudice to the Company’s other rights and remedies, save that the Company shall not claim general damages for delay in respect of the same Phase to the extent that Liquidated Damages have been paid or are payable for such delay.

15.6	No Liquidated Damages shall accrue in respect of any period of Delay for which the Developer is entitled to an extension of time under Clause 17.2 or Clause 19.

16.	LIABILITY

16.1	Nothing in this Agreement excludes or limits the liability of either Party for:

(a)	death or personal injury caused by its negligence or that of its officers, employees, agents or subcontractors;

(b)	fraud, fraudulent misrepresentation or wilful misconduct; or

(c)	any liability which cannot be limited or excluded under applicable law.

16.2	Subject to Clause 15 and 16.1 above and other than as expressly provided in this Agreement, in no event will either Party be liable to the other for:

(a)	any economic losses (including without limitation, loss of profit, loss of contracts, business or anticipated savings); and/or

(b)	indirect or consequential damages whether arising from negligence, breach of this Agreement, or howsoever; and/or

(c)	loss of goodwill or reputation; and/or

(d)	wasted management or staff time, suffered or incurred by a Party arising out of or in connection with this Agreement, whether or not such losses were within the contemplation of the Parties at the date of this Agreement.

16.3	The Parties acknowledge and agree that in the event of a breach of the Agreement by either Party, the non-defaulting Party shall use its best endeavours to do all things as may reasonably be necessary to mitigate any losses that it may suffer pertaining to such breach.

17.	SUSPENSION

17.1	The Company may, without prejudice to its other rights and remedies, suspend the performance of all or any part of the Services at any time by written notice to the Developer for a period of not more than thirty (30) days in aggregate, without liability to the Developer.

17.2	The Phase Completion Dates affected by a suspension under Clause 17.1 shall be extended by the period of such suspension, unless the suspension results from a breach of this Agreement by the Developer.

18.	TERMINATION

18.1	The Company may terminate this Agreement with immediate effect by written notice to the Developer where:

(a)	the Developer commits a breach of this Agreement which is incapable of remedy, or which is capable of remedy and is not remedied within fourteen (14) days after receipt of written notice requiring it to be remedied, including where the Developer:

(i)	materially breaches any obligation, warranty, representation or undertaking under this Agreement;

(ii)	unreasonably delays the performance of its obligations; or

(iii)	acts or omits to act in a manner contrary to the purpose and objective of this Agreement;

(b)	a Phase fails the Acceptance Test on three (3) occasions;

(c)	the aggregate Liquidated Damages in respect of any Phase reach the limit in Clause 15.2;

(d)	the Developer undergoes a change of control without the prior written consent of the Company; or

(e)	the Developer becomes subject to any of the events in Clause 18.3.

18.2	The Company may terminate this Agreement for convenience at any time by giving not less than thirty (30) days’ written notice to the Developer.

18.3	Either Party may terminate this Agreement with immediate effect by written notice where the other Party:

(a)	becomes or threatens to become subject to any form of insolvency administration;

(b)	ceases or threatens to cease carrying on its business;

(c)	convenes a meeting of its creditors or enters into any arrangement with its creditors;

(d)	passes a resolution for winding up, or has a winding-up petition presented against it which is not dismissed within thirty (30) days;

(e)	has a liquidator, receiver or receiver and manager appointed over all or any part of its assets; or

(f)	suffers any analogous event under the laws of any jurisdiction.

18.4	The Developer may terminate this Agreement by written notice to the Company only where the Company fails to pay any undisputed amount due under this Agreement within sixty (60) days after receipt of written notice from the Developer requiring such payment.

18.5	This Agreement may be terminated at any time by mutual written agreement of the Parties.

19.	FORCE MAJEURE

19.1	Neither Party shall be in breach of this Agreement, or liable to the other Party, for any delay in performance or non-performance of its obligations to the extent caused by an Event of Force Majeure of which it has notified the other Party, and the time for performance of the affected obligation shall be extended accordingly. “Event of Force Majeure” means any act, event or circumstance beyond the reasonable control of the affected Party, including acts of God, acts of government or other authorities, fire, riot, war, pandemic, epidemic, earthquake, flood, movement control orders and other natural disasters. An Event of Force Majeure shall not include any labour dispute involving the Developer Personnel, any default of a subcontractor or supplier of the Developer, or any shortage of Hardware or Third-Party Components, unless such default or shortage is itself caused by an Event of Force Majeure.

19.2	The affected Party shall notify the other Party in writing of the occurrence of an Event of Force Majeure and its consequences within three (3) Business Days and shall use all reasonable endeavours to mitigate its effects.

19.3	Where an Event of Force Majeure continues for an aggregate period exceeding three (3) months, either Party may terminate this Agreement by written notice, with effect immediately or on the date specified in such notice.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

20.2	Any dispute, controversy or claim arising out of or in connection with this Agreement shall first be referred to the authorised representatives of the Parties for resolution by mutual consultation. Where the dispute is not resolved within thirty (30) days after written notice of the dispute, either Party may refer the dispute to the courts of Malaysia, which shall have exclusive jurisdiction.

21.	ASSIGNMENT

21.1	The Developer shall not assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement without the prior written consent of the Company.

21.2	The Company may assign or novate this Agreement, in whole or in part, to any of its affiliates, to any Government Stakeholder or to any successor operator of the Platform upon written notice to the Developer, and the Developer shall execute all documents reasonably required to give effect to such assignment or novation.

22.	CHANGE IN PARTIES

22.1	The obligations, covenants and liabilities of the Parties under this Agreement shall remain binding and enforceable notwithstanding any amalgamation, restructuring, change of shareholding or change of control of either Party.

23.	NOTICES

23.1	Any notice under this Agreement shall be in writing in the English language and may be delivered by hand, by courier or by email to the addresses of the Parties stated in Sections 2 and 3 of the First Schedule, or such other address as a Party may notify in writing.

23.2	A notice shall be deemed received:

(a)	if delivered by hand, upon written acknowledgement of receipt by an authorised officer, employee or representative of the receiving Party;

(b)	if sent by courier, five (5) days after dispatch; and

(c)	if sent by email, upon transmission, provided that no notification of delivery failure is received by the sender.

24.	GENERAL

24.1	Severability: Each provision of this Agreement is severable. If any provision is or becomes illegal, invalid or unenforceable, the remaining provisions shall not be affected.

24.2	Waiver: No right under this Agreement shall be deemed waived except by written notice signed by the Party granting the waiver. A waiver of any right shall not prejudice the rights of that Party in respect of any subsequent breach.

24.3	Variation: No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of both Parties. Any such variation shall form part of this Agreement.

24.4	Cumulative Rights: The rights and remedies under this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

24.5	Time of the Essence: Time is of the essence in the performance of this Agreement, including in respect of each Phase Completion Date and the delivery of all Deliverables. No extension of time granted by the Company shall operate as a waiver of the essentiality of time in respect of any other obligation or any subsequent performance of the same obligation.

24.6	Relationship of Parties: Nothing in this Agreement shall create a partnership, joint venture or relationship of principal and agent between the Parties.

24.7	Entire Agreement: This Agreement, together with its Schedules and Appendices, constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all prior proposals, quotations, representations, negotiations and agreements, whether written or oral.

24.8	Successors: This Agreement shall be binding on the successors-in-title and permitted assigns of the Parties.

24.9	Costs and Stamp Duty: Each Party shall bear its own costs in connection with the negotiation and execution of this Agreement. Stamp duty, if any, payable on this Agreement shall be borne by the Developer.

24.10	Counterparts: This Agreement may be executed in counterparts and by facsimile, PDF, digital signature or electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF the Parties have executed this Agreement, including the Schedules, on the day and year first stated above, by hand or by electronic signature in accordance with the applicable digital signature laws.

Signed for and on behalf of
TADAA TECHNOLOGIES SDN BHD
[Company Registration No. 201701019994 (1234159-A)]
by its authorised representative in the presence of:	/s/ Sam Teo
	Name:	Sam Teo
	Position:	Director

Name:
NRIC No.:

Signed for and on behalf of
TECHCOM VINTAGE SDN BHD
[Company Registration No.: 202501023091 (1624504-P)]
by its sole director in the presence of:	/s/ Lim Kok Seng
	Name:	Lim Kok Seng
	Position:	Director

Name:
NRIC No.:

FIRST SCHEDULE

(which is to be taken, read and construed as an integral part of this Agreement)

Section	Description	Particulars
1	Date of Agreement	21 October 2026
2	The Company	Company Name: TADAA TECHNOLOGIES SDN BHD
Company Registration No.: 201701019994 (1234159-A)
Business Address: No. 29 Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100 Puchong, Selangor
Contact No.: -
Email Address: sam.teo@treasureglobla.org
3	The Developer	Company Name: TECHCOM VINTAGE SDN BHD
Company Registration No.: 202501023091 (1624504-P)
Registered Address: 116-2 Jalan 2/23A, Taman Danau Kota Off Jalan Genting Klang, Setapak, 53300 Kuala Lumpur
Contact No.: -
Email Address: techcomvintage@gmail.com
4	Effective Date	21 October 2026
5	Term	From the Effective Date until the expiry of the Post-Delivery Support Period following Final Acceptance, unless earlier terminated in accordance with this Agreement

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SECOND SCHEDULE

(which is to be taken, read and construed as an integral part of this Agreement)

SOFTWARE DEVELOPMENT FEES

Section 1: Software Development Fees

An aggregate sum of Ringgit Malaysia Eight Million (RM 8,000,000.00) Section 2: Mode of Payment

1.	The Software Development Fees shall be payable in cash in the following manner:

Milestone	Payment Condition	Percentage	Amount
1	Mobilisation Payment, payable upon the Effective Date	50%	4,000,000.00
2	Issuance of the Acceptance Certificate for Phase 1	15%	1,200,000.00
3	Issuance of the Acceptance Certificate for Phase 2 (UAT acceptance)	15%	1,200,000.00
4	Issuance of the Acceptance Certificate for Phase 3 (UAT acceptance)	10%	800,000.00
5	Issuance of the Acceptance Certificate for Phase 4 (AI pilot acceptance)	7.5%	600,000.00
6	Final Acceptance (Final Integration and Handover)	2.5%	200,000.00
	TOTAL	100%	8,000,000.00

2.	Upon signing this Agreement, the Company shall pay the Milestone 1 to the Developer within two (2) Business Days from the date of this Agreement and all such payment to be transferred to the Developer by the Company shall be made to the following bank:

Particulars	Details
Account Holder	[***]
Account No.	[***]
Bank Name	[***]

3.	The Developer shall submit a detailed invoice for each milestone payment upon satisfaction of the relevant payment condition, and the Company shall pay each undisputed invoice within seven (7) days of receipt in accordance with Clause 9.3.

4.	Any additional services requested by the Company beyond the scope of this Agreement shall be agreed only by way of a Change Request approved in writing by the Company.

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THIRD SCHEDULE

(which is to be taken, read and construed as an integral part of this Agreement)

SCOPE OF SERVICES AND DELIVERABLES

PHASE 1: STRATEGIC PLANNING, ARCHITECTURE AND RFID PROOF OF CONCEPT

Module	Description	Deliverables
A. Discovery and Business Requirements	Stakeholder workshops with government HQ, factory, warehouse, transporters, outlet operators and farmer representatives; review of production, packing, stock receipt, dispatch, outlet receipt and farmer collection procedures; identification of loss points, manual controls, data owners, exception cases and regulatory constraints; functional and non-functional requirements, operating volumes, locations and integration dependencies.	Stakeholder Register; Current-State Assessment; Business Requirements Specification; Gap and Risk Register
B. Process Re-engineering and Traceability Blueprint	End-to-end stock movement mapping from bag registration to farmer handover; custody handover, stock ownership, damage, returns, short shipment and disputed delivery processes; PO/DO approval matrices, partial deliveries, reconciliation rules and farmer eligibility checks; exception escalation, investigation closure, audit reports and evidence retention.	Future-State Process Maps; RACI Matrix; Exception Catalogue; SOP Blueprint
C. Enterprise Architecture and Data Governance	Application components, integration architecture, API gateway, event ledger and master data; bag serial, batch, warehouse, outlet, vehicle, farmer and farm identifiers; data classification, retention, encryption, backups, access controls and disaster recovery targets; sandbox, development, UAT and production environments.	Architecture Diagram; Data Model; API Integration Map; Security and Hosting Blueprint
D. RFID/QR Hardware Evaluation and Procurement	UHF RFID and QR comparison, tag durability, print and encode methods and per-bag lifecycle cost; fixed and handheld readers, antenna placement, printers, mobile scanners and GPS hardware; integration protocols, device registration and fault handling; vendor evaluation and operating-cost assumptions.	Hardware Specification; Vendor Evaluation Matrix; Pilot Bill of Materials; Procurement Recommendation; draft Approved Bill of Materials
E. Factory Proof of Concept	Tag registration at packing, RFID/QR reading, dispatch and receipt scanning; read accuracy on actual bags and stacked loads; simulation of duplicate tags, damaged labels, incorrect quantities and rescan recovery; POC dashboard of created, available, dispatched and exception quantities.	POC Prototype; Pilot Test Script; Read-Performance Report; POC Acceptance Report

F. Implementation Roadmap and Pilot Rollout	Pilot location prioritisation and onboarding sequence; dependencies, data migration, training, hardware installation and deployment waves; baseline schedule, resource plan, risks and contingency; phase gates and objective acceptance criteria.	Master Implementation Plan (including deployment baseline); Pilot Rollout Schedule; Dependency Register; Acceptance Matrix
G. Governance, Compliance and Quality	Steering committee and design approval process; issue, Change Request, defect, security incident and escalation procedures; government cybersecurity, privacy, data residency and procurement requirements; vendor coordination and stakeholder communication plans.	Governance Charter; Security Requirements Register; QA Strategy; Change-Control Procedure
H. Training and Ecosystem Readiness	Role-based training curricula for factory, outlet, HQ, driver and farmer users; local language, accessibility, connectivity and helpdesk requirements; onboarding and adoption measurement.	Training Plan; Pilot Readiness Checklist; Communications Plan

PHASE 2: CORE INVENTORY, RFID AND FARMER PLATFORM

Module	Description	Deliverables
A. Core Architecture and Database	Modular backend services for identity, master data, stock events, orders, receiving, farmer transactions and reporting; relational schemas and event logs with unique bag identifiers; API gateway, validation, notification services and integration monitoring; audit metadata, backups and structured logging.	Core Service Architecture; Database Schema; API Specifications; Deployment Repository
B. UX/UI Design	Role-specific HQ, factory, warehouse, outlet and farmer user journeys; responsive web and mobile scanning and collection interfaces; Figma wireframes, clickable prototypes, design tokens and reusable components; Company design sign-off.	Figma Master File; Clickable Prototype; UI Component Library; Design Sign-off
C. Identity and Permission Management	Administrator, HQ, factory, outlet, driver and farmer profiles; role-based permissions, location assignment, approval limits and session management; multi-factor authentication for privileged roles, account lockout and activity audit; farmer verification against approved government identity sources.	Identity Module; RBAC Matrix; Account Management Screens; Audit Logs

D. Factory Production and Bag Registration	Production batch, fertilizer type, plant, packaging line, bag weight and timestamp; unique bag ID and RFID/QR encoding; tag pass/fail checks, duplicate serial detection and reprint authorisation; packing reconciliation and quarantine of differences.	Production Module; Tag Registration Service; Packing Reconciliation; Operator Screens
E. Warehouse Inventory Ledger	Goods receipt, bin placement, transfer, reservation, picking, issue and returns; available, reserved, dispatched, damaged, quarantined and missing status; stocktake, variance investigation and approval-controlled adjustments; stock thresholds, FIFO and exception alerts.	Inventory Ledger; Stock Movement APIs; Stocktake Module; Variance Reports
F. Order, Allocation and Delivery Order Engine	Configurable requisition, PO and allocation workflows; allocation by outlet, state, subsidy programme, product and delivery window; unique DOs, multi-outlet orders and partial fulfilment; revisions, cancellations, approval history and document export.	Order Management Engine; PO/DO Workflow; Approval Rules; Order History
G. Multi-Outlet Receiving and Reconciliation	RFID/QR scanning of incoming bags; expected versus received comparison by DO, batch and serial; partial receipts, damage, shortage, excess and dispute resolution; receiving acknowledgements and validated ledger updates.	Outlet Portal; Goods Receipt Module; Discrepancy Register; DO Reconciliation
H. Farmer Entitlement and Collection	Farmer allocation, entitlement balance, designated outlet and collection window; identity and eligibility verification; bag scan at collection and duplicate-claim prevention; electronic receipts, entitlement deduction and collection audit history.	Farmer Entitlement Module; Collection Verification; Electronic Receipt; Collection Ledger
I. RFID/QR Device and Middleware Integration	Reader, printer and scanner adapters; tag encoding validation, device authentication, scan event processing and offline retry; duplicate scan handling, failed-read fallback and device health monitoring; integration testing under pilot conditions.	RFID Middleware; Device API Adapters; Scan Event Processor; Integration Test Results
J. HQ Portal and Operational Reporting	Dashboards for production, warehouse stock, orders, dispatches, outlet balances and farmer collection; filters by state, outlet, date, product, batch and serial; discrepancy, adjustment, ageing, uncollected allocation and audit reports; scheduled report exports.	HQ Dashboard; Report Catalogue; Export APIs; Audit Search
K. Infrastructure and Cybersecurity	Encryption in transit and at rest, secrets management and privileged access controls; development, sandbox, UAT and production environments with CI/CD and monitoring; vulnerability scanning and penetration testing with remediation; backup, restore, resilience and capacity benchmarks.	Infrastructure Build; Security Test Report; Backup/Restore Test; Operations Runbook
L. Implementation	Unit, integration, regression, device, permission and reconciliation testing; factory-to-outlet-to-farmer scenario testing; UAT, defect remediation and production cutover; administrator training and support handover.	Test Evidence; UAT Sign-off; Release Notes; Administrator and User Manuals

PHASE 3: INTELLIGENT LOGISTICS AND GPS DISTRIBUTION

Module	Description	Deliverables
A. Logistics Architecture and Dispatch Planning	Trip, vehicle, driver, transporter, stop, route and cargo data models; dispatch planning by destination, receiving window and vehicle capacity; consolidated deliveries, split loads, assignment and cancellations; integration with Phase 2 stock reservation and DO status.	Logistics Data Model; Dispatch Workflow; Route Assignment Engine; Integration APIs
B. Driver Mobile Application	iOS and Android driver login, trip acceptance, manifest, stop list and navigation handoff; trip start/stop, arrival/departure, incidents, photographs and acknowledgements; permitted background location, consent notices and offline queueing; alerts where permission, battery or connectivity prevents tracking.	Driver Figma Prototype; Mobile Application (iOS and Android); Trip APIs; Field Test Report
C. GPS and Telematics Integration	Mobile GPS and approved telematics APIs; trip timestamps, geolocation, movement history, last-seen status and device health; geofences, route deviation and prolonged stop detection; map-based trip visibility.	GPS Ingestion Service; Trip Map; Geofence Alerts; Tracking Audit
D. Multi-Stop Routing and Delivery Execution	Quantities and bag manifests per stop; route sequencing, planned and actual timestamps and ETA; changed destinations, failed deliveries, returns and rescheduling; separate receipt and DO closure status per destination.	Multi-Stop Route Module; Stop Event Ledger; ETA Interface; Route Exception Register
E. Electronic Proof of Delivery	Receiver account, signature or acknowledgement, timestamp and GPS position; RFID/QR scan results, quantities and photographic evidence; ePOD linked to trip, stop and DO; disputed delivery workflow and restricted amendment history.	ePOD Module; Digital Acknowledgement; DO Evidence Archive; Exception Workflow
F. Dispatch-to-Receipt Reconciliation	Validation of loaded bag IDs against outlet receipts and remaining manifest; multiple drops, short shipments, damage and returns; duplicate receipt prevention and custody gap flags; escalation queue for unmatched events.	Cargo Reconciliation Engine; Custody Ledger; Shortage Alerts; Investigation Queue

G. Logistics Command Dashboard	Active trips, vehicle location, planned stops, completed and delayed deliveries; filters by transporter, driver, state, outlet, vehicle and DO; alerts for missed stops, idling, geofence breaches and missing GPS signals; incident annotation and resolution.	Control Tower Portal; Map Integration; Alert Rules; Incident Case Management
H. KPI and Transporter Performance Analytics	On-time delivery, dispatch-to-receipt time, incomplete DO, discrepancy rate and trip completion; driver and transporter scorecards; bottleneck and high-variance lane analysis; management reports and configurable targets.	KPI Engine; Scorecards; Management Reports; Metric Definitions
I. Implementation	Testing of multi-stop trips, no-signal operation, device shutdown, permission denial and failed receiving; API, security and performance testing; pilot simulation with drivers and outlets; training and UAT.	Logistics UAT Report; Security and Performance Test Reports; Driver Guide; Go-Live Checklist

PHASE 4: AI AGRICULTURE AND FARMER INTELLIGENCE

Module	Description	Deliverables
A. AI Architecture and Knowledge Base	AI service gateway, conversation storage, approved knowledge content and human escalation; farm plot, planting cycle, photograph, crop condition, weather and harvest data models; privacy controls, consent, prompt and response logging and model evaluation framework; role-based access to farm information.	AI Architecture; Knowledge Base Framework; Agricultural Data Model; Model Governance Plan
B. Multilingual Farmer AI Chatbot	Natural-language Q&A on fertilizer use, rice growth, pest symptoms and farming practices; retrieval from Company-approved agronomic material in local languages; source-aware responses, uncertainty notices and officer escalation; usage and knowledge content tracking.	Chatbot Interface; AI Service APIs; Approved Knowledge Library; Evaluation Report
C. Crop Photo Capture and Image Analysis Pilot	Guided crop photography at defined growth stages with plot and date metadata; image quality checks and pilot detection of stress, discolouration or pest damage; expert review of low-confidence results; accuracy evaluation on local samples before operational use.	Crop Photo Module; Image Analysis Pilot; Expert Review Queue; Validation Report
D. Weather Integration and Crop Monitoring	Rainfall, temperature, humidity and forecast alerts; planting-cycle reminders and scheduled photo requests; farmer notifications and advisory content; historical observation timelines by plot and season.	Weather Connector; Notification Scheduler; Growth Timeline; Data Source Register

E. Subsidy Effectiveness Analytics	Allocation and collection data linked to acreage, planting season and reported harvest; utilisation, collection rate and geographic analysis; descriptive dashboards and pilot predictive indicators; data quality and uncertainty disclosure without unsupported causal claims.	Subsidy Analytics Dashboard; Farm Data Mart; Insight Reports; Metric Dictionary
F. Implementation	HQ analytics screens and expert review workflows; chatbot safety, language accuracy, image analysis and security testing; farmer pilot onboarding, feedback, UAT and knowledge transfer; model limitations, retraining requirements and operating-cost documentation.	AI Dashboard; Pilot UAT Report; Model Evaluation; Operating Guide

FINAL INTEGRATION AND HANDOVER PHASE

Module	Description	Deliverables
A. Integration and Testing	Integrated end-to-end testing across all Phases and remediation of all defects.	Integrated Sign-off Report; Closed Defect List
B. Documentation and Source Code	Delivery of all documentation and complete, current Source Code with build and deployment scripts.	Complete Source Code; Build and Deployment Documentation; Technical and API Documentation
C. Transfer and Knowledge Transfer	Transfer of all access rights, credentials, cloud and third-party accounts and licences; knowledge transfer to the Company and any designated operator.	Access and Account Transfer Record; Knowledge Transfer Record; Schedule of post-Term recurring costs

IMPLEMENTATION TIMELINE AND PHASE COMPLETION DATES

Phase	Indicative Period	Phase Completion Date
Phase 1: Planning and POC	Month 1	Within one (1) month from the Effective Date
Phase 2: Inventory and RFID	Months 1 to 3	Within three (3) months from the Effective Date
Phase 3: Logistics and GPS	Months 1 to 3	Within three (3) months from the Effective Date
Phase 4: AI Agriculture	Months 1 to 3	Within three (3) months from the Effective Date
Final Integration and Handover	Month 10	Within ten (10) months from the Effective Date

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